Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

AMENDMENT NO. 1, dated as of August 21, 2003 (this “Amendment”), to the Rights Agreement, dated as of September 7, 2001, (the “Rights Agreement”), between GenVec, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, as rights agent (the “Rights Agent”).

WITNESSETH

WHEREAS, the Company and the Rights Agent have previously entered into the Rights Agreement; and

WHEREAS, no Distribution Date (as defined in Section 3(a) of the Rights Agreement) has occurred as of the date of this Amendment; and

WHEREAS, Section 27 of the Rights Agreement provides that (i)  prior to the Distribution Date (as such term is defined in the Rights Agreement), the Company may and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without approval of any holder of the Rights; and (ii) any supplement or amendment duly approved by the Company shall be executed by the Rights Agent upon delivery to the Rights Agent of such proposed supplement or amendment by the Company; and

WHEREAS, the Company and Diacrin, Inc. (“Diacrin”) have entered into an Agreement and Plan of Merger, dated as of April 14, 2003 (the “Merger Agreement”) and an Agreement and Plan of Reorganization of even date therewith (the “Reorganization Agreement”) pursuant to which Diacrin will be merged (the “Merger”) with and into the Company and each share of common stock of Diacrin outstanding will be converted into the right to receive the consideration set forth therein; and

WHEREAS, as of the date hereof, “Affiliates” (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of HealthCare Ventures LLC (“HealthCare Ventures”) beneficially owned approximately 15.7% of the outstanding shares of Company common stock and approximately 24.8% of the outstanding shares of Diacrin common stock; and

WHEREAS, upon completion of the Merger, Affiliates of HealthCare Ventures are expected to beneficially own in excess of 20% of the outstanding shares of the Company’s common stock; and

WHEREAS, at a meeting on April 14, 2003, the Board of Directors of the Company determined that it is in the best interest of the Company and its stockholders to amend the Rights Agreement so that a Distribution Date would not occur as a result of the Merger because Affiliates of HealthCare Ventures beneficially owning in excess of 20% of the Company’s common stock solely as a result of the Merger; and

WHEREAS, the Board of Directors of the Company has approved and adopted this Amendment and directed that the proper officers take all appropriate steps to execute and put into effect this Amendment.

NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:

Section 1(a) of the Rights Agreement is hereby amended by inserting the following text after the last sentence thereof:

“In addition, HealthCare Ventures, LLC, HealthCare Ventures II, L.P., HealthCare Ventures III, L.P., HealthCare Ventures IV, L.P., HealthCare Ventures V, L.P. and HealthCare Ventures VI, L.P. and their Affiliates and Associates (collectively, the “HealthCare Ventures Group”) shall not be an Acquiring Person to the extent that the Beneficial Ownership of the HealthCare Ventures Group equals or exceeds 20% as a result of the acquisition of Common Stock by HealthCare Ventures II, L.P., HealthCare Ventures III, L.P. and HealthCare Ventures IV, L.P. pursuant to an Agreement and Plan of Merger, dated as of April 14, 2003 between the Company and Diacrin, Inc., a Delaware Corporation (“Diacrin”) and the related Agreement and Plan of Reorganization, as amended of even date therewith pursuant to which Diacrin will be merged with and into the Company and each share of common stock of Diacrin outstanding will be converted into the right to receive the consideration set forth therein (the “Merger”), so long as Beneficial Ownership of the HealthCare Ventures Group immediately prior to the Merger is less than 20%; provided, however, if at any time after the Merger, (x) the Beneficial Ownership of the HealthCare Ventures Group equals or exceeds 20%, and (y) the HealthCare Ventures Group becomes the Beneficial Owner of any additional Common Stock (other than in connection with the exercise of preemptive rights by HealthCare Ventures V, L.P. or HealthCare Ventures, VI, L.P., pursuant to Section 4 of that certain the Investor Rights Agreement, dated as of December 21, 2001), then the HealthCare Ventures Group shall be deemed an Acquiring Person.”

Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

Capitalized terms used in this Amendment and not defined herein shall have the meanings assigned thereto in the Rights Agreement.

This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed.  In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

ATTEST:		GENVEC, INC.

By	/s/ Jeffrey W. Church	By	/s/ Paul H. Fischer
	Name: Jeffrey W. Church		Name: Paul H. Fischer, Ph.D.
	Title: Chief Financial Officer,		Title: President and Chief
	Treasurer and Corporate Secretary		Executive Officer

ATTEST:		AMERICAN STOCK TRANSFER & TRUST COMPANY

By	/s/ Susan Silber	By	/s/ Herbert J. Lemmer
	Name: Susan Silber		Name: Herbert J. Lemmer
	Title: Assistant Secretary		Title: Vice President